UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WILSHIRE ENTERPRISES, INC.
(Name of the Registrant as Specified In Its Charter)

 (Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 12, 2009

Dear Fellow Shareholder:

URGENT NOTICE FROM YOUR BOARD AND MANAGEMENT

DO NOT BE FOOLED BY BULLDOG’S MISDIRECTION AND DECEPTION!

Our job is to protect and grow the value of your investment.  We have no confidence that Bulldog shares our goals.  Consider the facts outlined below and make a fully informed decision.  Armed with the facts, we believe you will see why you need to vote the enclosed WHITE proxy today.

FACT:  We are in a strong value position.  We have avoided the full brunt of the current mortgage crisis – our properties were acquired before 2003, well before prices peaked at overly inflated levels.  It was also well before deflating markets left purchasers, including many public real estate companies, with more debt than their properties’ current worth. We are NOT in that situation.

FACT:  We are a strong Company.  We have a strong cash position and are not highly leveraged - unlike many similar-sized real estate companies.  All but one of our mortgages are due in 2013 or later.

FACT: We are building value.  We are currently refinancing the one mortgage that comes due this June at a substantially lower interest rate that should increase cash flow and property value as well as lead to increased shareholder value.   Along with conservative strategic initiatives aimed at taking advantage of the current market chaos, we are proceeding with carefully chosen renovation projects that target properties where relatively modest capital outlays can alter the character of the property and, we believe, significantly impact its ultimate value to shareholders.  For example, with modest investments in amenities for seniors, we can transform a general rental property into a more secure and accessible “age-restricted” building that can command premium rents.  The benefit to shareholders is both obvious and immediate.

FACT: We believe in this Company.  As was promptly and publicly reported, Sherry Izak, our Chairman and CEO, has been buying shares in the open market.  Ms. Wilzig has stated, “I personally believe our shares are trading well below their true value.  In my opinion, our stock price has fallen too far in this chaotic market, and I am glad to put my own money where my mouth is.”  Ms. Izak has reported purchases of over $350,000 - more than her annual salary - of Wilshire stock in the past month alone.

FACT:  We believe a fire sale or liquidation now is ill advised. We believe the fire sale agenda Bulldog proposes is simply wrong and are convinced that a rush to liquidate the Company now would be more than a disservice to our shareholders.  Put simply, in our view Bulldog’s proposed course would rob you of the value underlying your shares and stick you with the meager returns a fire sale or liquidation of the Company would provide.

FACT: There is no tender offer being made for your shares by Bulldog or Full Value.  Despite Bulldog’s misleading efforts to make you think so, they have not commenced a tender offer.  Contrary to Bulldog’s assertion that we are preventing them from making an offer for the Company, the fact is that Bulldog is free to make a tender offer at any time.  Of course in order to make a tender offer, Bulldog would have to comply with applicable securities law, which is something they have had trouble with in the past.  As you know, Bulldog and Mr. Goldstein were previously found by the Acting Director of the Massachusetts Securities Division to have violated Massachusetts securities law by making an unlawful offer of securities and were ordered to permanently cease-and-desist and to pay a $25,000 administrative fine, the maximum penalty allowed under Massachusetts law for this violation.

FACT: Wilshire’s nominees have and will continue to work in the best interests of all shareholders.   How can Bulldog’s nominees, one a principal of Bulldog and the other a close business associate, represent the best interests of Wilshire’s shareholders and Bulldog at the same time? The short answer, we believe, is that they can’t.  We think their agenda, to pursue a fire sale or liquidation of the Company, puts them directly at odds with their duties to you, to maximize shareholder value.  Moreover, the nominees proposed by Bulldog have no real estate experience, and we believe they would add nothing productive to the Wilshire board.

In contrast, Wilshire’s nominees work for you, the Wilshire shareholders.  Miles Berger is a highly regarded real estate investor and management professional, and Eric Schmertz is a nationally known and well respected attorney and arbitrator, Professor Emeritus and former Dean of the Hofstra University School of Law,  who was appointed three times by the President of the United States to work on Presidential investigative commissions.

Presidential appointee or Bulldog and crony -- your choice.

We believe your choice is clear:

Bulldog	Wilshire
• Bulldog principal and business associate	• Wilshire’s recognized and experienced nominees
• Fire sale / Liquidation into a financial quagmire	• Responsible growth
• A hedge fund perspective	• Real estate professionalism
• “Hit and run” short term investing	• Long term value accretion
• Misleading hoopla and catchy sound bites	• Facts.

VOTE YOUR WHITE PROXY TODAY.  TIME IS SHORT! PLEASE FOLLOW THE INSTRUCTIONS FOR VOTING YOUR SHARES BY PHONE OR INTERNET ON THE ENCLOSED WHITE CARD OR SIGN, DATE AND RETURN YOUR WHITE PROXY IN THE ENVELOPE PROVIDED TODAY.

Thank you for your support.
Respectfully,

The Board of Directors of Wilshire Enterprises, Inc.

CAUTION!!

Please read the proxy voting materials sent to you carefully.  Bulldog and its ‘Full Value’ group have sent you ambiguously designed proxy materials and have crafted web pages that could lead you to believe they were from the Company.  BE CAREFUL!  DO NOT VOTE THE GREEN PROXY!  If you believe you may have voted a green proxy in error, take this opportunity to correct it.  By signing, dating and returning the enclosed WHITE proxy, or by voting your shares by phone or internet following the instructions on the enclosed WHITE card, you will revoke any earlier proxy you sent. You can send in any number of proxies, but:

ONLY YOUR LATEST DATED PROXY WILL COUNT

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
Shareholders may call Toll-Free:  (888) 750-5834
Banks and Brokers may call Collect:  (212) 750-5833

IMPORTANT
We urge you NOT to sign any Green proxy card sent to you by Bulldog.
If you have already done so, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY—by telephone, by Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

ADDITIONAL INFORMATION
Wilshire Enterprises, Inc. (“Wilshire”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on February 10, 2009. In addition, we have filed, and may file additional, other solicitation materials regarding this proxy solicitation. WILSHIRE’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE PROXY STATEMENT AND OTHER SOLICITATION MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. Investors and stockholders may also obtain a free copy of the proxy statement, and other materials and any other documents that may be filed by Wilshire with the SEC in connection with the Annual Meeting, by directing a request to Innisfree M&A Incorporated which is assisting us in this matter, by calling them toll-free at (888) 750-5834. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Wilshire’s stockholders is available in Wilshire’s proxy statement filed with the Securities and Exchange Commission on February 10, 2009.

FORWARD-LOOKING STATEMENTS
All non-historical statements in this letter constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties, including risks cited in reports filed by Wilshire with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Wilshire Enterprises, Inc. assumes no obligation for updating any such forward-looking statement at any time.